Exhibit 4.2

February 27, 2006

Omicron Master Trust
650 Fifth Avenue
24th Floor
New York, New York
USA 10019
Attention:         Brian Daly

Dear Sirs:

Re:	Generex Biotechnology Corporation - Amendments to Warrants

We make reference to (a) the common stock purchase warrant issued by Generex Biotechnology Corporation (the “Company”) to Omicron Master Trust (“Omicron”) on October 27, 2005 pursuant to which the Company granted to Omicron the entitlement to purchase up to 609,756 shares of the Company’s common stock at $1.25 per share, (b) the common stock purchase warrant issued by the Company to Omicron on October 27, 2005 pursuant to which the Company granted to Omicron the entitlement to purchase up to 304,878 shares of the Company’s common stock at $1.25 per share, (c) the common stock purchase warrant issued by the Company to Omicron on January 20, 2006 pursuant to which the Company granted to Omicron the entitlement to purchase up to 952,381 shares of the Company’s common stock at $1.05 per share, and (d) the common stock purchase warrant issued by the Company to Omicron on July 22, 2005 pursuant to which the Company granted to Omicron the entitlement to purchase up to 243,902 shares of the Company’s common stock at $0.82 per share (collectively, the “Warrants”).

The Initial Exercise Date (as that term is defined in each of the Warrants) of each of the Warrants is expressed therein as the 181st day after the date thereof. The Company hereby confirms that, in consideration of the exercise by Omicron of not less than 100% of the Warrants and the delivery to the Company of Notices of Exercise in respect thereof on or before the close of business on February 27, 2006, the Company has agreed to abridge the Initial Exercise Dates and to honor the aforementioned Notices of Exercise.

In addition, the Company will grant to Omicron an additional common stock purchase warrant pursuant to which the Company will grant to Omicron the entitlement to purchase up to 1,055,459 shares of the Company’s common stock at $3.00 per share exercisable for a period of five years from and after August 27, 2006.

Yours truly,

Generex Biotechnology Corporation

/s/ Mark A. Fletcher
Mark A. Fletcher
Executive Vice-President, General Counsel
maf:hs